K&L Gates LLP Southeast Financial Center 200 South Biscayne Boulevard, Suite 3900 Miami, FL 33131 T +1 305 539 3300 F +1 305 358 7095 klgates.com

Enochian Biosciences Inc.

2080 Century City East

Suite 906

Los Angeles, CA 90067

Ladies and Gentlemen:

We have acted as counsel to Enochian Biosciences Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale of (i) an aggregate of up to Twenty Million Dollars ($20,000,000) of shares of its common stock, par value 0.0001 per share (“Common Stock”), to be issued and sold as Purchase Shares and (ii) 139,567 shares of Common Stock being issued as Commitment Shares (the Purchase Shares and the Commitment Shares collectively, the “Shares”), to Lincoln Park Capital Fund, LLC (the “Investor”) pursuant to the Purchase Agreement, dated as of July 8, 2020, by and between the Company and the Investor (the “Purchase Agreement”). The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-229140) (such registration statement, as amended, including documents incorporated by reference therein, the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on July 13, 2020, amended on July 16, 2020 and declared effective on July 20, 2020. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

The Company has requested our opinion as to the matters set forth below in connection with the Registration Statement and the issuance and sale of the Shares. For purposes of rendering that opinion, we have examined (i) the Registration Statement, including the exhibits filed therewith; (ii) the prospectus supplement, dated July 20, 2020, filed with the Commission pursuant to Rule 424(b) under the Securities Act (including the documents incorporated or deemed incorporated by reference therein) (the “Prospectus Supplement”); (iii) the Certificate of Incorporation of the Company, as amended through the date hereof; (iv) the By-laws of the Company; (v) resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) on July 7, 2020 that provide for the issuance of the Shares and resolutions adopted by the Pricing Committee (as defined in the Authorizing Resolutions) of the Board of Directors on July 20, 2020 (collectively, the “Authorizing Resolutions”); (vi) the Company’s stock ledger; and (vii) as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not reviewed any documents other than the documents listed in (i) through (vii) above.

For the purposes of this opinion letter, we have assumed that: (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons. We have not verified any of the foregoing assumptions.

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July 20, 2020

In rendering our opinion below, we also have assumed that: (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of Shares pursuant to the Purchase Agreement to provide for such issuance, (ii) the issuance of all Shares will be duly noted in the Company’s stock ledger upon issuance, (iii) the Purchase Agreement constitutes the valid and binding agreement of the parties thereto, enforceable against the parties thereto in accordance with its terms, (iv) the issuance and sale of the Shares will be conducted prior to the Maturity Date (as defined in the Purchase Agreement), (v) the Pricing Committee will duly authorize by resolutions duly adopted at a meeting or by written consent to action without a meeting (the “Subsequent Authorizing Resolutions” and, together with the Authorizing Resolutions, the “Resolutions”) any proposed modifications to the terms of issuance and sale of the Shares as set forth in the Authorizing Resolutions, (vi) the number of Shares issued under the Purchase Agreement will not exceed any maximum number of shares of Common Stock established by the Resolutions and (vii) each Authorized Officer (as defined in the Authorizing Resolutions) will exercise any authority delegated to such Authorized Officer by the Resolutions with respect to the issuance and sale of the Shares in accordance with the Resolutions. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including reported judicial decisions interpreting that law (collectively, the “DGCL”).

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly and validly authorized for issuance by the Company and, when issued and delivered by the Company and paid for pursuant to the Purchase Agreement and the Resolutions, will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following additional assumptions: (i) the effectiveness of the Registration Statement and any amendment thereto (including any post-effective amendment) under the Securities Act shall not have been terminated, suspended or rescinded, and (ii) all Shares offered pursuant to the Registration Statement will be issued and sold (a) in compliance with all applicable federal and state securities laws, rules and regulations and solely in the manner provided in the Registration Statement and the Prospectus Supplement, and there will not have occurred any change in law or fact affecting the validity of the opinion rendered herein with respect thereto. We assume no obligation to update or supplement our opinion to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on July 20, 2020 and to the incorporation by reference of this opinion in Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise of any subsequent changes in the facts stated or assumed herein or any subsequent changes in law.

Yours truly,

/s/ K&L Gates LLP

      K&L Gates LLP

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